Exhibit 4.55

Guangdong Mingyang Wind Power Group CO., LTD.

Wind Turbine Supply Contract

Contract No.: MY20111230

Buyer (Party A): Guangdong Mingyang Wind Power Group CO., LTD.

Supplier (Party B): Inner Mongolia Mingyang Wind Power Equipment CO., LTD.

Location of Signature: Zhongshan

Date of Signature: December 30, 2011

Project Name: State Grid Youyu Gaojiabao Project

1.	Product name, specification and model, quantity, unit price and amount:

Product Name	Specification and Model	Unit	Quantity	Unit Price	Total Amount
Wind turbine	MY1.5	Set	33	RMB 4,319,800	RMB 142,553,400

In total: RMB (in capital): ONE HUNDRED AND FOURTY TWO MILLION FIVE HUNDRED AND FIFTY THREE THOUSAND FOUR HUNDRED.

Note: the above-mentioned prices include 17% value-added tax where average price for turbine is RMB 3.4398 million and blades RMB 0.88 million.

2.	Quality requirement and technical standard: the supplier shall provide products and related services in accordance with the technical standards and requirements stipulated in the contract concluded by Party A and State Grid Shanxin New Energy Development CO., LTD. Youyu Branch.

3.	Package and transportation: the supplier is responsible for package (package will not be returned) and delivering goods to State Grid Youyu Gaojiabao Wind Power Farm by vehicle. The transportation charges shall be born by the Buyer.

4.	Delivery time and location: the supplier shall deliver goods to State Grid Youyu Gaojiabao Wind Power Farm (specific delivery plan shall be determined by Party A, Party B and State Grid Shanxin New Energy Development CO., LTD. Youyu Branch upon negotiation) according to requirements of the owner.

5.	Examine and acceptance: the buyer shall examine the goods according to related quality and technical standards upon delivery of wind turbines. The buyer shall inform supplier when any abnormal situation has been detected and the supplier shall process within two days after receiving the feedback.

6.	Payment: The buyer shall pay for the wind turbines in installments according to delivery schedule of the supplier and obtain VAT invoice from the supplier.

7.	Liabilities for breach of contract: it is regarded as breach of contract if the buyer fails to make payment in time or the supplier fails to deliver goods in time. Any party who breaches the contract shall pay 1% of contracted price to the other party as liquidated damages; accumulated liquidated damages shall not exceed 10% of total contracted price. The supplier shall be responsible for all economic losses if the production schedule of the buyer has been affected by serious quality problems or received serious complaint from users due to quality problems. Any disputes occurred related to the Contract shall be ruled by the court in the buyer’s location according to regulations in Contract Law.

8.	Miscellaneous:

8.1 The termination and alteration of the Contract shall be agreed by Party A and Party B.

8.2 Any different opinions on miscellaneous issues shall take reference to terms concluded in the contract signed by Party A, Party B and State Grid Shanxin New Energy Development CO., LTD. Youyu Branch.

9.	The Contract comes into effect with signature and seal of both parties (the faxed copy of the Contract is also valid) with two-year validity. The Contract is in quadruplicate and each party holds two copies.

Demander (Party A): Guangdong Mingyang Wind Power Group CO., LTD.

Add.: Mingyang Industry Park, Jianye Road, Torch Development Zone, Zhongshan City

Signature of Authorized representative:

Date: December 31, 2011

Supplier (Party B): Inner Mongolia Mingyang Wind Power Equipment CO., LTD. Add.: Jining District Industry Park, Ulanqab, Inner Mongolia Signature of Authorized representative: Date: December 31, 2011